As filed with the Securities and Exchange Commission on October 18, 2013

1933 Act File No. 333-191284

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

☒ Pre-Effective Amendment No. 1   ☐ Post-Effective Amendment No.

(Check appropriate box or boxes)

Touchstone Variable Series Trust

(Exact Name of Registrant as Specified in Charter)

513-878-4066

(Area Code and Telephone Number)

303 Broadway, Suite 1100

Cincinnati, OH 45202

(Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

Jill T. McGruder

303 Broadway, Suite 900

Cincinnati, OH 45202

(Name and Address of Agent for Service)

Copies to:

John Ford, Esq.

Pepper Hamilton LLP

Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

215-981-4009

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective under the Securities Act of 1933, as amended.

Shares of beneficial interest, without par value, of the Touchstone Aggressive ETF Fund, a series of the Registrant, are being registered. No filing fee is due because Registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended.

It is proposed that this filing will become effective on October 21, 2013 pursuant to Rule 488.

Explanatory Note

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 for Touchstone Variable Series Trust (“the Trust”) incorporates by reference all parts and exhibits of the Trust’s Registration Statement filed on September 20, 2013. The sole purpose of this filing is to delay the effectiveness of the Trust’s Registration Statement under the Securities Act of 1933, as amended, to October 25, 2013.

SIGNATURES

As required by the Securities Act of 1933, as amended, this pre-effective amendment to the Trust’s registration statement on Form N-14 has been signed on behalf of the registrant, in the City of Cincinnati, and State of Ohio on the 18th day of October 2013.

Touchstone Variable Series Trust

By:	/s/ Jill T. McGruder
Jill T. McGruder
President

As required by the Securities Act of 1933, as amended, this pre-effective amendment to the Trust’s registration statement on Form N-14 has been signed by the following persons in the capacities and on the dates indicated.

*	Trustee	October 18, 2013
Phillip R. Cox

*	Trustee	October 18, 2013
Donald C. Siekmann

*	Trustee	October 18, 2013
H. Jerome Lerner

*	Trustee	October 18, 2013
William C. Gale

*	Trustee	October 18, 2013
Susan J. Hickenlooper

/s/ Jill T. McGruder	Trustee and President	October 18, 2013
Jill T. McGruder

*	Trustee	October 18, 2013
Kevin A. Robie

*	Trustee	October 18, 2013
Edward J. VonderBrink

/s/ Terrie A. Wiedenheft	Controller, Treasurer and Principal Financial Officer	October 18, 2013
Terrie A. Wiedenheft

*By:	/s/ Terrie A. Wiedenheft	October 18, 2013
(Attorney-in-Fact Pursuant to Power of Attorney)